Exhibit 99.1

Surface Oncology to Appoint Robert Ross, M.D., as President and Chief Executive Officer

Experienced clinical development executive to succeed current CEO Jeff Goater, who will become Chairman of the Board

Transition effective April 1, 2021

CAMBRIDGE, Mass., February 11, 2021 — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation therapies targeting the tumor microenvironment, announced today that Robert Ross, M.D., who has served as chief medical officer at Surface Oncology since 2016, will become the company’s president and chief executive officer and will also be appointed to the board of directors. Rob will succeed current CEO Jeff Goater, who will assume the role of chairman of the Surface Oncology board of directors.

“Surface has evolved significantly over the past year into a development stage company with multiple promising immuno-oncology programs in clinical development,” Rob said. “Together with our outstanding leadership team and all of Surface’s dedicated employees, I look forward to building on that success and leading the company at this important transition point as we continue to advance and expand our pipeline of novel therapies for patients with cancer.”

In addition to the CEO transition, Daniel Lynch, who currently serves as the chairman of the board of directors, will transition to a senior advisory role with the company. Geoffrey McDonough, M.D., who currently serves as a director, will be appointed to the new role of lead independent director of the board. These transitions will also become effective on April 1, 2021.

“We are delighted that Rob will be the next CEO of Surface Oncology,” Jeff said. “Rob has been a key contributor to Surface’s overall success. His leadership within the organization stretches well beyond clinical development, and his breadth of expertise will be a key driver of our success going forward. With four Surface programs expected to be in clinical development by the end of 2021, including our two wholly owned programs SRF617 and SRF388, Rob is the ideal person to lead the company through its next phase of growth. I also want to thank Dan for his support and guidance over the years. His contributions to Surface’s success have been significant.”

Prior to joining Surface, Rob served as head of oncology at bluebird bio, building a multifaceted oncology program. Before bluebird bio, he worked at Genentech and Infinity Pharmaceuticals on both small molecule and antibody programs from Phase 1 through pivotal trials. Rob was a faculty member at the Dana Farber Cancer Institute as a genitourinary oncologist. He earned his bachelor’s degree from Stanford University, his master’s degree from Harvard Medical School and his medical degree from Columbia University Vagelos College of Physicians and Surgeons. Rob was a resident in internal medicine at the University of California, San Francisco and an oncology fellow in the Dana Farber/Massachusetts General Brigham program.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its proprietary pipeline includes two wholly owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on depleting regulatory T cells via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (SRF813; preclinical). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would,” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on our clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ending March 31, 2020, both of which are available on the Security and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors

Matt Lane

matt@gilmartinir.com

617-901-7698

Media

Matthew Corcoran

mcorcoran@tenbridgecommunications.com

617-866-7350